Exhibit 21(a)
PPL Corporation
Subsidiaries of the Registrant
As of December 31, 2006

Company Name	State or Jurisdiction of
Business Conducted under Same Name	Incorporation/Formation

PPL Electric Utilities Corporation	Pennsylvania

PPL Energy Funding Corporation	Pennsylvania

PPL Energy Supply, LLC	Delaware

PPL Investment Corporation	Delaware

PPL Global, LLC	Delaware

PMDC International Holdings, Inc.	Delaware

PPL EnergyPlus, LLC	Pennsylvania

PPL Generation, LLC	Delaware

PPL Montana Holdings, LLC	Delaware

PPL Montana, LLC	Delaware

PPL Susquehanna, LLC	Delaware

WPD Holdings Ltd.	United Kingdom